Exhibit 10.8

The Parties: Industrial Building Corporation Ltd. (“Lessor”) and BackWeb Technologies Ltd. (“Lessee”).

The Leased Property: (A) A unit of 980 square meters on the second floor of the western building (building A) (“the Building”) located at 10 Ha’amal St., Rosh-Ha’ain, Israel (“the Leased Offices”); and (B) 30 parking spaces (“the Parking Lots”).
Prior to the beginning of the Lease Period, Lessor shall conduct such preparation and adjustment works in the Leased Offices as detailed in the Agreement.

The Lease Period: Commencing from June 22, 2004, and until June 31, 2006. Lessee has 2 options to extend the lease period by 12 months (for each option). Lessee will be entitled to enter the Leased Property commencing from June 1, 2004, to conduct preparation works.

The Monthly Rental Fees: The following amounts for the following periods, linked to the Israeli Consumer Price Index (the base index will be the index with respect to March 2004 publishes on April 15, 2004):

Period	Amount applicable to the	Amount applicable to the
	Leased Offices (in NIS, not	Parking Lots (in NIS, not
	including VAT)	including VAT)
June 22, 2004 until June 31, 2006	33,222	6,780
July 1, 2006 until June 31, 2008	35,436.666	6,780

Management Services: The nature and extent of the management services shall be as customary in buildings of similar nature.

Management Fees: Cost+15%, but in no event more than NIS 11.75 per each square meter of the total area of the Leased Offices (such amounts do not include VAT). The said amount shall be linked to the Israeli Consumer Price Index as referred to above. As of the signature date the estimated monthly amount of the Management Fees shall be NIS 8,859.333.

Securities: To secure Lessee’s compliance with its obligations to pay the Rental Fees and the Management Fees, Lessee shall deliver to Lessor an autonomous bank guarantee in the amount of NIS 350,000. Lessor is entitled to exercise such guarantee following written notice of 14 days to Lessee.

Insurance: Lessee shall arrange and maintain, during the Lease Period, with a reputable and licensed insurance company, the following insurances: (a) an extended fire insurance covering loss of or damage to Lessee’s assets in the Leased Property; and (b) Third Party Liability insurance with the limit of liability of no less than the higher of: (i) the product of USD 1,000 multiplied by the area (in square meters) of the Leased Offices; or (ii) USD 100,000 for one incident and accumulative throughout the yearly insurance period; and (c) Employers Liability Insurance with a limit of liability which is no less than the customary maximum standard liability limit in Israel on the date of arranging and/or renewing the insurance; and (d) Consequential Damage insurance due to damage caused to the property in the Leased Property and/or to the Building as a result if the risks referred to in sub-Section (a) above, with an indemnity period of not less than 12 months. Lessor shall to arrange and maintain, during the Lease Period, an extended fire insurance covering loss of or damage to the Leased Property (other than additions/improvements added/made by Lessee). Lessee shall participate in a monthly amount of NIS 664.333 out of the costs of such insurance.